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                              Citrix Systems, Inc.
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May 9, 2000


To Our Shareholders,

The Citrix Systems, Inc. annual shareholder meeting on Thursday, May 18, 2000, is quickly approaching. In our effort to continue adding shareholder value, four proposals have been submitted for shareholder approval:

     1)   To elect three class II directors to serve for a three year term

     2) To increase from 400,000,000 to 1,000,000,000 the authorized shares of common stock

     3)   To approve the amendment of the Corporation's 1995 stock option plan

     4) To approve the Corporations 2000 Director and Officer Stock Option and Incentive Plan

We believe that approval of each of these amendments will enable us to continue our success at adding value to our shareholder base. Notwithstanding the results tabulated by a quantitative model instituted by Institutional Shareholder Services (ISS), we urge you to vote in favor or "FOR" all submitted proposals.

Citrix Systems, Inc., originally founded in 1989, worked through many trials and tribulations during its first years of operation before taking ownership of the company to the public markets in the form of an Initial Public Offering in December of 1995. In our five years as a publicly traded company, our market capitalization has grown from $150 million to over $10 billion, and our stock has returned over 2,458%.

The ISS recommendation to vote against Proposal No. 3 & No. 4, sacrifices our ability to continue to add value to our loyal shareholder base and seriously jeopardizes our ability to meet the challenges of facing a more competitive landscape in both the technology field and in competition for recruiting, retaining, and rewarding talented individuals. ALTHOUGH ISS INITIALLY VOTED AGAINST PROPOSAL NO. 2, ISS HAS CONFIRMED THAT DUE TO THEIR ERROR, THEY HAVE SINCE ISSUED A RECOMMENDATION IN FAVOR OR "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 2, INCREASE IN AUTHORIZED COMMON SHARES

The increase in authorized shares will provide a sufficient number of shares for any of the following corporate purposes:

     1)   acquiring other businesses in exchange for shares of our Common Stock,
     2) entering into collaborative research and development arrangements with other companies in which Common Stock is part of the consideration,
     3) facilitating broader ownership of our Common Stock by effecting a stock split or a stock dividend
     4) raising capital through the sale of common stock or securities convertible into common stock,
     5) attracting and retaining employees by the issuance of additional stock options

PROPOSAL NO. 3 & NO. 4, STOCK INCENTIVE PLANS

The use of stock options in recruiting, retaining and rewarding the most talented individuals within the available human resource pool has been critical to our overall success in terms of stock performance, revenue growth, profitability, and market leadership position.

Our challenge in this employment market is to ensure that employees, our most significant asset, are appropriately recognized, rewarded, and encouraged to stay with the Company, help it grow, and, by doing so, continue to add shareholder value. The proposed amendment to our 1995 Stock Incentive Plan and adoption of the new 2000 Director and Officer Plan reflects our philosophy that stock incentives are a meaningful component of employee compensation, enabling us to attract the best available candidates and retain our talented employee base.

Since our public offering in FY 1995,

     o    Revenues have grown by 2,668% or by 62% when comparing FY 1999 and
          1998





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     o    Net income, not including the effect of amortization and in-process research and development, has increased by 6,773%, or by 64% when comparing FY 1999 and 1998.
     o We continue to be the premiere provider of application server software and during 1999 we were added to the S&P 500 and reconfirmed into the NASDAQ 100.
     o As of the end of FY 1999, we have returned 2,458% as compared to 377% for NASDAQ and 260% for the S&P 500 over the same period.

1995 STOCK PLAN AND 2000 DIRECTOR AND OFFICER STOCK OPTION AND INCENTIVE PLAN

We believe that the ISS recommendation against Proposal No. 3 & 4 fails to take the following into consideration:

ALL EMPLOYEES PARTICIPATE: Our plan is broad based and covers all employees. To date, only about one-quarter of the option grants have been made to vice presidents and above, while three-quarters have been granted to all other employees. We encourage ownership at every level of the organization and believe that this has played a key role in our company's success.

CASH COMPENSATION: It has been our practice to pay cash compensation between the 25-50th percentile of our peer group companies, and supplement salaries with stock options. By doing so, our employees' financial success is directly related to the financial success of the Company. Our compensation practices drive an ownership mentality.

VESTING: ISS treated all options as if they were vested today. We believe that is unfair. Although plan administrators do have discretion on the vesting of a particular option grant, in nearly every situation to date, vesting occurs equally over a four year period.

LOW TURNOVER RATE: We have historically experienced very low employee turnover rate, much lower than technology industry average. According to the 1999 Radford Benchmark Salary Survey, the employee voluntary turnover rate in the technology industry is approximately 16%. Our voluntary turnover rate for 1999 was 5%. We believe stock options are a critical factor in attracting and retaining our employees.

In summary, we urge you to support us and to vote in favor of Proposal No. 1, 2, 3 & 4. If we can provide any further information regarding this matter, please do not hesitate to call Scott Davidson, Director, Corporate Treasury, at 954-267-2388 or me at 954-267-3083.

Regards,


/s/ John P. Cunningham


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John P. Cunningham
Chief Financial Officer
Senior Vice President, Finance and Administration
Citrix Systems, Inc.